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                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Post Effective Amendment No. 1 to Form S-3 No. 333-109972) and related Prospectus of ProAssurance Corporation for the registration of 3.9% Convertible Senior Debentures due 2023 and the Common Stock Issuable Upon Conversion of the Convertible Senior Debentures and to the incorporation by reference therein of our report dated February 20, 2004, with respect to the consolidated financial statements and schedules of ProAssurance Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


/s/ ERNST & YOUNG LLP

Birmingham, Alabama
October 27, 2004